UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SKYBRIDGE G II FUND, LLC
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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Dear Investor,

Enclosed please find the first quarter 2017 investor letter.  We hope you find it informative.

We would like to take a moment to remind you of the SkyBridge G II Fund’s current proxy solicitation.  You should have received proxy voting materials in the mail.  For those who have already voted, we thank you.  For those who have yet to vote, or have not yet received materials, please find the pertinent information below, which is a summary of the complete materials found at https://www.proxyonline.com/docs/skybridge.pdf/.  We appreciate your assistance, as we need you, our Fund shareholders, to vote in favor of the proposal.

Overview

SkyBridge Capital II, LLC (“SkyBridge”), the investment adviser to the SkyBridge G II Fund, recently announced a proposed transaction which will result in HNA Capital (U.S.) Holdings LLC and TFH Acquisition I LLC owning a combined majority stake in SkyBridge.  In order for the transaction to close, SkyBridge is asking SkyBridge G II Fund shareholders to vote in favor of it.  The proposal is described in full in the SkyBridge G II Fund’s proxy statement which has been mailed to you and is on file with the Securities and Exchange Commission.

Please note certain key aspects of the transaction: (i) it is expected that, following the closing, there will be no change in the SkyBridge G II Fund’s portfolio managers or other personnel providing advisory services to the SkyBridge G II Fund; (ii) the new investment advisory agreement entered into at closing will have substantially the same terms as the current advisory agreement, including the total advisory fees charged to the SkyBridge G II Fund for at least a two year period, (iii) in connection with their ongoing equity ownership, certain employees of SkyBridge will have employment agreements with incentive arrangements designed to retain and motivate key staff; and (iv) as described in greater detail in the Proxy Statement, HNA and Transatlantic have expressed a commitment toward providing for the continuity and growth of the SkyBridge G II Fund, as well as their commitment to investing in SkyBridge to enhance the depth and breadth of its advisory business.

SkyBridge and the SkyBridge G II Fund’s Board of Directors kindly encourage you to support the transaction and recommend that you vote FOR the proposal.

PROXY VOTING OPTIONS
All shareholders will be able to vote using the following methods:

1.	MAIL your signed and voted proxy back in the postage paid envelope provided
2.	ONLINE at proxyonline.com using the proxy control number found on your proxy card.
3.	By PHONE by calling toll-free (888) 227-9349.

Questions about the proxy or how to vote can be answered using the above link or by calling the toll-free number provided above.  We greatly appreciate your continued support.  Thank you.